Gilbert Associates, Inc.


ROBERT J. JOHNSON                                               August 2, 1996
Senior Counsel



Gilbert Associates, Inc.
P.O. Box 1498
Reading, Pennsylvania  19603

         Re:      Registration Statement on Form S-8
                  Long Term Incentive Plan

Gentlemen:

Reference is made to a Registration Statement on Form S-8 of Gilbert Associates, Inc. (the "Company") which is being filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

The Registration Statement covers 500,000 shares of the Company's Class A Common Stock, $1.00 par value per share, and 500,000 shares of the Company's Class B Common Stock, $1.00 par value per share (collectively, the "Shares"), which may be issued by the Company pursuant to the Company's Long Term Incentive Plan (the "Plan").

I have examined the Registration Statement, including the exhibits thereto, the Company's Articles of Incorporation, as amended, the Company's By-laws, the Plan and such other documents as I have deemed appropriate. In the foregoing examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the authenticity of all documents submitted to me as copies of originals.

Based upon the foregoing, I am of the opinion that the Shares, when issued and paid for in accordance with the terms of, and in accordance with awards granted under, the Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                               Sincerely,

                                               /s/ Robert J. Johnson
                                               -----------------------------
                                               Robert J. Johnson, Esq.